Exhibit 99.(c)(2)

KongZhong Corporation Fairness Analysis Presented to the Special Committee of Independent Directors of the Board of Directors December 1, 2016 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is fu rnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC a nd its affiliates. C onfidential

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of KongZhong Corporation (“ KongZhong ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US $ 0 . 0000005 per share, of the Company (each, a “ Share ” or collectively, the “ Shares ”), other than the Excluded Shares and the Dissenting Shares (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing forty Shares (each, an “ ADS ” or collectively, the “ ADSs ”), other than the ADSs representing the Excluded Shares of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Linkedsee Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ Parent ”), and Wiseman International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“ Merger Sub ”), propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of the date hereof, the latest draft of which is dated N ovember 29 , 2016 . Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares and the Dissenting Shares) will be cancelled in consideration for the right to receive US $ 0 . 18875 in cash per Share without interest (the “ Per Share Merger Consideration ”), and each issued and outstanding ADS (other than ADSs representing the Excluded Shares) will be cancelled in consideration for the right to receive US $ 7 . 55 in cash per ADS without interest (the “ Per ADS Merger Consideration ”, and together with the Per Share Merger Consideration, the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . • For purposes of the Opinion, (i) “ Excluded Shares ” shall mean, collectively, the Rollover Shares (as defined in the Merger Agreement), Shares (including ADSs corresponding to such Shares) held by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Share Incentive Plans (as defined in the Merger Agreement) ; and (ii) “ Dissenting Shares ” shall have the meaning set forth in the Merger Agreement .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2013 , December 31 , 2014 and December 31 , 2015 ; and the Company’s unaudited interim financial statements for the six months ended June 30 , 2015 and June 30 , 2016 included in the Company’s Form 6 - K filed with the SEC ; - A detailed financial projection model for the years ending December 31 , 2016 through 2020 , prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company ; - A letter dated December 1 , 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated November 29 , 2016 ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business ; 4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

Introduction and Transaction Overview

Ownership Summary

Fully Diluted Ownership



Other Management 10.1%
Total Institutional Shareholders 28.4%
Buyer Consortium 23.9%
RSUs & Options 3.2%
Public & Other Shareholders 34.4%

Source: SEC filings, Capital IQ, Company provided.

KongZhong Corporation - Ownership

Current Shareholders	ADS Equivalent (1)	% of Ownership
Buyer Consortium		
Leilei Wang (Chairman and Chief Executive Officer) (2)	9,123,015	18.7%
IDG – Accel China Growth Fund II L.P. and IDG – Accel China Investors II L.P.	2,510,229	5.2%
Buyer Consortium	11,633,244	23.9%
Other Management and Co-Founder		
Nick Yang (Co-Founder)	3,285,000	6.7%
Jay Chang (Chief Financial Officer and Director)	850,000	1.7%
Tai Fan (Chief Investment Officer and Director)	700,000	1.4%
Xiaoxin Chen (Independent Director)	28,000	0.1%
Hope Ni (Independent Director)	28,000	0.1%
Xiaolong Li (Independent Director)	7,000	0.0%
Zhi Wang	4,000	0.0%
Other Management	4,902,000	10.1%
Top 15 Institutional Shareholders		
Wargaming.net, LLP	4,064,500	8.3%
SF Capital Limited	3,984,172	8.2%
Ward Ferry Management (BVI) Limited	2,073,849	4.3%
Sensato Investors LLC	717,744	1.5%
Citigroup Inc.,Banking and Securities Investments	444,219	0.9%
Prudence Investment Management (Hong Kong) Limited	396,781	0.8%
Barclays Bank PLC, Securities Investments	300,000	0.6%
Morgan Stanley, Investment Banking and Brokerage Investments	291,611	0.6%
Top Ace Asset Management Ltd	250,000	0.5%
Arrowstreet Capital, Limited Partnership	173,605	0.4%
Susquehanna International Group, LLP, Asset Management Arm	169,770	0.3%
California Public Employees' Retirement System	153,500	0.3%
Societe Generale, Securities Investments	98,983	0.2%
Springbok Capital Management, LLC	87,500	0.2%
PanAgora Asset Management, Inc.	77,533	0.2%
Top 15 Institutional Shareholders	13,283,767	27.3%
Total Institutional Shareholders	13,817,785	28.4%
Public & Other Shareholders	16,750,298	34.4%
Total ADSs Outstanding (3)	47,103,327	96.8%
RSUs, Warrants & Options In-the-Money at Offer Price	1,577,061	3.2%
Fully Diluted ADSs Outstanding at Offer Price	48,680,387	100.00%

(1) Includes shares held in the form of ordinary shares.
(2) Includes ordinary shares held by Right Advance Management Ltd. and Chiming Bells International Limited, both of which are British Virgin Islands companies controlled by Mr. Wang, per Form 20-F for the year ended December 31, 2015 filed with SEC on April 15, 2016.
(3) Includes 1,884,133,063 ordinary shares outstanding as of December 31, 2015 per Form 20-F for the year ended December 31, 2015 filed with SEC on April 15, 2016.

CONFIDENTIAL

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DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ KongZhong Corporation - Trading History March 30, 2015 to November 30, 2016 KongZhong Corporation Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post offer Average Closing Price $6.62 Average Closing Price $6.73 High $7.65 High $6.96 Low $4.70 Low $6.43 Average Volume 149.3 Average Volume 123.2 % of ADSs Issued and Outstanding 0.3% % of ADSs Issued and Outstanding 0.3% % of Float 0.7% % of Float 0.5% 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (11/30/16) Offer Price Premium Relative to: 13.4% 30 - Day VWAP (1) 31.9% 35.2% 31.4% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 17.8% $6.66 $5.72 $5.59 $5.74 $6.41 June 29, 2015 KongZhong Corporation received a non - binding proposal from its Chairman Mr. Leilei Wang and IDG - Accel China Growth Fund II L.P. to acquire remaining shares of KongZhong Corporation for US$8.56 per ADS. August 17, 2015 KongZhong Corporation reported Q2 ’15 earnings results. The Company reported total revenues of US$47.5 million and loss of US$0.65 per ADS. November 23 , 2015 KongZhong Corporation reported Q3 ’15 earnings results. The Company reported total revenues of US$38.6 million and earnings of US$0.08 per ADS. March 24 , 2016 KongZhong Corporation reported FY15 earnings results. The Company reported total revenues of US$179.11 million and loss of US$0.35 per ADS. June 15 , 2016 KongZhong Corporation reported Q1 ’16 earnings results. The Company reported total revenues of US$51.44 million and earnings of US$0.54 per ADS. May 20, 2015 KongZhong Corporation reported Q1 ’15 earnings results. The Company reported total revenues of US$50.51 million and earnings of US$0.09 per ADS. August 25 , 2016 KongZhong Corporation received a revised non - binding proposal to acquire remaining shares of KongZhong Corporation for US$7.18 per ADS. August 29 , 2016 KongZhong Corporation reported Q2 ’16 earnings results. The Company reported total revenues of US$46.35 million and earnings of US$0.09 per ADS.

Introduction and Transaction Overview

Proposed Transaction

KongZhong Corporation - Offer Premium

	ADS Price	Implied Premium
ADS price of 11/30/16	$6.66	13.4%
One-day prior (8/24/2016)	$6.41	17.8%
30-days trailing VWAP	$5.72	31.9%
60-days trailing VWAP	$5.59	35.2%
90-days trailing VWAP	$5.74	31.4%
Offer Price	$7.55	

KongZhong Corporation - Implied Multiples

(USD in millions, except per ADS data)

		Offer $7.55
Fully Diluted ADSs Issued and Outstanding (millions)	48.7	
Implied Fully Diluted Equity Value		$367.5
Plus: Bank Loan		62.6
Plus: Net Working Capital Deficit		1.6
Less: Proceeds from Exercise of Options		(8.0)
Less: Available-for-Sale Securities (1)		(21.0)
Less: Held-to-Maturity Securities (2)		(43.9)
Less: Restricted Cash (3)		(78.2)
Less: Long-Term Investments (4)		(4.2)
Less: Other Receivables (5)		(54.9)
Less: Cash (6)		(60.1)
Implied Enterprise Value		**$161.5**
Implied Offer Multiples:		
EV / LTM EBITDA	$24.0	6.7x
EV / 2016 EBITDA	$25.0	6.5x
EV / 2017 EBITDA	$31.0	5.1x
EV / LTM Revenue	$169.0	0.96x
EV / 2016 Revenue	$158.3	1.02x
EV / 2017 Revenue	$147.3	1.08x

Note: Balance sheet data and LTM as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in Ourgame International Holdings Limited (SEHK:6899) and Forgame Holdings Limited (SEHK:484). Reflects their respective market values as of November 21, 2016.
(2) Represents investments in bank securities with original maturities within one year that the Company has positive intent and ability to hold to maturity. Reflects a 10% withholding tax discount on onshore investments.
(3) Represents short-term deposit to secure bank loan. Reflects a 10% withholding tax discount on excess cash held at onshore entities (net of bank loan).
(4) Includes investments in privately held companies. Reflects a 10% withholding tax discount on onshore investments.
(5) Represents loans to a related party and two third parties, interest receivable, and receivable from the sale of investment in Ourgame International Holdings Limited. Reflects a 10% withholding tax discount on onshore receivables.
(6) Reflects a 10% withholding tax discount on excess cash held at onshore entities.

CONFIDENTIAL 9 DUFF&PHELPS

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

		Low		High	Offer Price
Enterprise Value					
Discounted Cash Flow Analysis		¥978,600	-	¥1,189,700	
Selected Public Companies Analysis		¥963,200	-	¥1,201,200	
Enterprise Value Range		**¥970,900**	-	**¥1,195,500**	
Plus: Proceeds from Exercise of Options		¥54,894	-	¥64,773	
Plus: Available-for-Sale Securities (1)		144,916	-	144,916	
Plus: Held-to-Maturity Securities (2)		302,617	-	302,617	
Plus: Restricted Cash (3)		539,029	-	539,029	
Plus: Long-Term Investments (4)		28,784	-	28,784	
Plus: Other Receivables (5)		378,591	-	378,591	
Less: Net Working Capital Deficit		(11,000)	-	(11,000)	
Less: Bank Loan		(431,293)	-	(431,293)	
Value Attributable to Fully Diluted ADSs (Excluding Excess Cash)		**¥1,977,438**	-	**¥2,211,918**	
Fully Diluted ADSs Issued and Outstanding		48,680,387	-	48,867,262	
Value Per ADS (RMB)		¥40.62	-	¥45.26	
RMB to USD FX rate (as of 11/21/2016)		6.89	-	6.89	
Value Per ADS Range (Excluding Excess Cash)		**$5.89**	-	**$6.57**	
Excess Cash (6)		413,952	-	413,952	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥8.50	-	¥8.47	
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$1.23	-	$1.23	
Value Per ADS Range		**$7.13**	-	**$7.80**	**$7.55**
Implied Valuation Multiples					
EV / LTM EBITDA	¥165,551	5.9x	-	7.2x	6.7x
EV / 2016 EBITDA	¥172,386	5.6x	-	6.9x	6.5x
EV / 2017 EBITDA	¥217,389	4.5x	-	5.5x	5.1x
EV / LTM Revenue	¥1,164,708	0.83x	-	1.03x	0.96x
EV / 2016 Revenue	¥1,092,766	0.89x	-	1.09x	1.02x
EV / 2017 Revenue	¥1,034,700	0.94x	-	1.16x	1.08x

Note: Balance sheet data and LTM as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in Ourgame International Holdings Limited (SEHK:6899) and Forgame Holdings Limited (SEHK:484). Reflects their respective market values as of November 21, 2016.

(2) Represents investments in bank securities with original maturities within one year that the Company has positive intent and ability to hold to maturity. Reflects a 10% withholding tax discount on onshore investments.

(3) Represents short-term deposit to secure bank loan. Reflects a 10% withholding tax discount on excess cash held at onshore entities (net of bank loan).

(4) Includes investments in privately held companies. Reflects a 10% withholding tax discount on onshore investments.

(5) Represents loans to a related party and two third parties, interest receivable, and receivable from the sale of investment in Ourgame International Holdings Limited. Reflects a 10% withholding tax discount on onshore receivables.

(6) Reflects a 10% withholding tax discount on excess cash held at onshore entities.

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11 CONFIDENTIAL Introduction and Transaction Overview ADS Valuation Range $7.13 $7.10 $7.15 $7.80 $7.81 $7.78 $6.50 $6.70 $6.90 $7.10 $7.30 $7.50 $7.70 $7.90 $8.10 $8.30 $8.50 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per ADS (USD) $7.55 Offer Price

Valuation Analysis Section 02

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

	2011A	2012A	2013A	2014A	2015A	YTD 6/30/2015	YTD 6/30/2016	LTM 6/30/2016	Management Projections 2016P	2017P	2018P	2019P	2020P
Internet Games	¥233,613	¥521,425	¥572,358	¥722,653	¥682,122	¥330,037	¥456,588	¥808,673	¥849,583	¥923,380	¥959,622	¥993,650	¥1,012,999
Growth		123.2%	9.8%	26.3%	(5.6%)	(4.5%)	38.3%	14.4%	24.5%	8.7%	3.9%	3.5%	1.9%
Mobile Games	¥253,481	¥131,899	¥103,181	¥275,578	¥160,045	¥129,768	¥64,817	¥95,094	¥101,200	¥111,320	¥122,452	¥128,575	¥135,003
Growth		(48.0%)	(21.8%)	167.1%	(41.9%)	14.2%	(50.1%)	(67.4%)	(36.8%)	10.0%	10.0%	5.0%	5.0%
WVAS	¥496,983	¥482,490	¥384,166	¥394,429	¥320,923	¥176,951	¥116,969	¥260,942	¥141,983	¥0	¥0	¥0	¥0
Growth		(2.9%)	(20.4%)	2.7%	(18.6%)	(7.4%)	(33.9%)	(31.4%)	(55.8%)	(100.0%)	NM	NM	NM
Net Revenue	¥984,078	¥1,135,814	¥1,059,705	¥1,392,659	¥1,163,091	¥636,756	¥638,373	¥1,164,708	¥1,092,766	¥1,034,700	¥1,082,074	¥1,122,225	¥1,148,002
Growth		15.4%	(6.7%)	31.4%	(16.5%)	(2.1%)	0.3%	(15.5%)	(6.0%)	(5.3%)	4.6%	3.7%	2.3%
Gross Profit	¥414,896	¥515,352	¥491,148	¥721,180	¥543,920	¥296,606	¥307,519	¥554,833	¥571,424	¥581,413	¥602,317	¥628,616	¥639,582
Margin %	42.2%	45.4%	46.3%	51.8%	46.8%	46.6%	48.2%	47.6%	52.3%	56.2%	55.7%	56.0%	55.7%
EBITDA	¥146,888	¥206,933	¥149,397	¥262,222	¥163,211	¥94,352	¥96,692	¥165,551	¥172,386	¥217,389	¥228,976	¥239,683	¥245,774
Margin %	14.9%	18.2%	14.1%	18.8%	14.0%	14.8%	15.1%	14.2%	15.8%	21.0%	21.2%	21.4%	21.4%
Growth		40.9%	(27.8%)	75.5%	(37.8%)	11.3%	2.5%	(39.1%)	5.6%	26.1%	5.3%	4.7%	2.5%
Capital Expenditures	¥11,910	¥9,537	¥30,324	¥19,101	¥14,759	¥11,760	¥1,554	¥4,553	¥12,000	¥12,300	¥12,300	¥12,300	¥12,300
% of Net Revenue	1.2%	0.8%	2.9%	1.4%	1.3%	1.8%	0.2%	0.4%	1.1%	1.2%	1.1%	1.1%	1.1%
% of EBITDA	8.1%	4.6%	20.3%	7.3%	9.0%	12.5%	1.6%	2.8%	7.0%	5.7%	5.4%	5.1%	5.0%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: SEC filings, Company management

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DUFF & PHELPS

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31 , 2016 through 2020 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16 . 00 % to 19 . 00% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue is projected to increase at a compound annual growth rate (“ CAGR ”) of 1 . 2 % from 2016 to 2020 . - The Company’s EBITDA is projected to increase at a CAGR of 9 . 3 % from 2016 to 2020 . - The Company’s EBITDA margin is projected to average 20 . 1 % over the five - year period ending 2020 . - Capital expenditures are projected to average 1 . 1 % of revenue over the five - year period ending 2020 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis
(RMB in thousands)

	LTM	2016P	2017P	2018P	2019P	2020P
Net Revenue	¥1,164,708	¥1,092,766	¥1,034,700	¥1,082,074	¥1,122,225	¥1,148,002
Growth	*(15.5%)*	*(6.0%)*	*(5.3%)*	*4.6%*	*3.7%*	*2.3%*
EBITDA	¥165,551	¥172,386	¥217,389	¥228,976	¥239,683	¥245,774
Margin	*14.2%*	*15.8%*	*21.0%*	*21.2%*	*21.4%*	*21.4%*
Growth	*(39.1%)*	*5.6%*	*26.1%*	*5.3%*	*4.7%*	*2.5%*

	2016 Q3-Q4	2017P	2018P	2019P	2020P
Earnings Before Interest and Taxes	¥55,386	¥176,464	¥198,840	¥215,513	¥233,457
Pro Forma Taxes	(5,837)	(26,470)	(49,710)	(53,878)	(58,364)
Net Operating Profit After Tax	49,550	149,994	149,130	161,635	175,092
Depreciation	13,152	16,601	12,200	12,300	12,300
Amortization	7,155	24,324	17,936	11,870	18
Capital Expenditures	(10,446)	(12,300)	(12,300)	(12,300)	(12,300)
(Increase) / Decrease in Working Capital (1)	(20,126)	(15,327)	4,673	1,648	2,653
Free Cash Flow (2)	¥39,285	¥163,292	¥171,640	¥175,153	¥177,763

Enterprise Value Range	**Low**	**High**
Terminal Growth Rate	3.50%	3.50%
Weighted Average Cost of Capital	19.00%	16.00%
Concluded Enterprise Value	**¥978,600**	**¥1,189,700**
Implied Per ADS Range (RMB)	$7.15	$7.78

Implied Valuation Multiples		Low	High
EV / LTM EBITDA	¥165,551	5.9x	7.2x
EV / 2016 EBITDA	¥172,386	5.7x	6.9x
EV / 2017 EBITDA	¥217,389	4.5x	5.5x
EV / LTM Revenue	¥1,164,708	0.84x	1.02x
EV / 2016 Revenue	¥1,092,766	0.90x	1.09x
EV / 2017 Revenue	¥1,034,700	0.95x	1.15x

(1) Working capital change in 2016 reflects normalized level.
(2) Prior to application of a 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL 15 DUFF&PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected seventeen publicly traded companies in the gaming industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue, EBITDA, EBITA and EBIT . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the gaming industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue, EBITDA and EBIT for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to revenue, enterprise value to EBITDA and enterprise value to EBIT multiples for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2016 2017 3-YR CAGR LTM 2016 2017 3-YR AVG LTM 2016 2017 China Gaming Companies NetEase, Inc. 40.6% 85.1% 62.0% 27.4% 24.1% 82.2% 70.3% 20.3% 41.3% 33.7% 34.4% 32.5% NetDragon Websoft Holdings Limited -4.0 19.2 37.6 19.3 NM NM NM NM NM NM -4.5 0.5 Changyou.com Limited 6.9 -31.7 -31.1 13.0 -15.0 -32.7 -38.1 9.2 29.7 31.3 28.6 27.7 Ourgame International Holdings Limited 55.2 45.0 28.9 21.1 53.5 56.7 82.0 6.6 21.9 23.0 29.1 25.6 Feiyu Technology International Company Ltd. 26.6 -47.5 -26.3 42.7 -11.8 NM NM NM 39.4 -5.0 -1.7 24.8 Boyaa Interactive International Limited 16.3 -21.3 2.0 8.7 -7.7 11.2 NA NA 24.4 29.4 NA NA Linekong Interactive Group Co., Ltd. 26.7 4.1 14.3 10.7 NM NM NA NA -3.5 -24.4 NA NA Group Median 26.6% 4.1% 14.3% 19.3% -7.7% 33.9% 70.3% 9.2% 27.1% 26.2% 28.6% 25.6% Global Gaming Companies Ubisoft Entertainment SA 3.5% 23.7% 23.1% 13.4% -7.7% 11.2% 17.6% 18.6% 41.1% 45.2% 43.7% 45.7% NEXON Co., Ltd. 20.6 -0.9 -4.9 4.2 10.0 -31.4 -40.8 44.3 45.3 30.1 26.5 36.7 DeNA Co., Ltd. -10.8 -0.1 2.6 7.6 -26.8 2.6 16.0 41.6 27.8 24.7 25.8 34.0 Take-Two Interactive Software Inc. 5.2 4.8 25.9 22.3 57.5 NM NM 83.4 0.9 6.8 12.3 18.5 Square Enix Holdings Co., Ltd. 13.1 29.2 19.4 0.4 198.9 14.6 24.8 16.4 13.4 13.3 16.9 19.6 Zynga, Inc. -15.8 -4.5 -2.5 10.1 NM NM NM NM -5.6 -5.9 -7.3 -2.8 GungHo Online Entertainment, Inc. 81.5 -23.2 -26.2 -13.1 87.9 -35.7 -36.1 -17.4 53.6 42.4 41.6 39.6 IGG Inc. 67.4 3.8 44.7 17.9 83.2 -14.7 48.1 25.5 28.7 23.7 26.2 27.9 Gree, Inc. -22.9 -24.2 -20.0 -13.2 -7.7 11.2 -33.9 -20.2 27.6 20.4 20.5 18.8 Glu Mobile, Inc. 32.2 -17.7 -18.8 8.9 NM NM NM NM -1.4 -22.4 -23.2 -5.3 Group Median 9.1% -0.5% 0.0% 8.3% 33.8% 2.6% 16.0% 22.0% 27.7% 22.0% 23.2% 23.7% Aggregate Mean 20.1% 2.6% 7.7% 11.9% 33.7% 6.8% 11.0% 20.7% 24.0% 16.6% 17.9% 22.9% Aggregate Median 16.3% -0.1% 2.6% 10.7% 10.0% 11.2% 16.8% 18.6% 27.7% 23.4% 25.8% 25.6% KongZhong Corporation (Management Projections) (1) 0.8% -15.5% -6.0% -5.3% -7.6% -39.1% 5.6% 26.1% 15.7% 14.2% 15.8% 21.0% (1) The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses) Projections adjusted to December year end LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, company filings

18 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Valuation Multiples Selected Public Companies Analysis ($ in millions, except per share data) COMPANY INFORMATION MARKET DATA ENTERPRISE VALUE AS A MULTIPLE OF Company Name HQ Exchange Stock Price on 11/21/16 % of 52- Wk High Enterprise Value LTM EBITDA 2016 EBITDA 2017 EBITDA LTM EBITA 2016 EBITA 2017 EBITA LTM EBIT 2016 EBIT 2017 EBIT LTM Revenue 2016 Revenue 2017 Revenue China Gaming Companies NetEase, Inc. China NasdaqGS $234.15 86.9% $26,280 15.8x 14.3x 11.9x 16.2x 14.8x 12.2x 16.2x 14.8x 12.2x 5.33x 4.91x 3.85x NetDragon Websoft Holdings Limited China SEHK 3.04 83.1 1,385 NM NM NM NM NM 47.7 NM NM NM 3.87 3.24 2.72 Changyou.com Limited China NasdaqGS 26.30 87.9 419 2.4 2.8 2.6 2.7 3.0 2.3 3.2 3.6 2.7 0.75 0.80 0.71 Ourgame International Holdings Limited China SEHK 0.44 59.5 295 10.3 7.0 6.6 11.6 8.5 6.4 18.2 11.6 8.0 2.36 2.05 1.69 Feiyu Technology International Company Ltd. China SEHK 0.17 53.5 161 NM NM 13.2 NM NM 12.5 NM NM 16.3 5.14 4.68 3.28 Boyaa Interactive International Limited China SEHK 0.56 83.7 103 3.3 NA NA 3.5 3.4 3.0 3.5 3.4 3.0 0.98 0.86 0.79 Linekong Interactive Group Co., Ltd. China SEHK 0.46 63.3 15 NM NA NA NM 0.9 0.7 NM 1.0 0.8 0.17 0.16 0.15 Group Median 6.8x 7.0x 9.2x 7.5x 3.4x 6.4x 9.8x 3.6x 5.5x 2.36x 2.05x 1.69x Global Gaming Companies Ubisoft Entertainment SA France ENXTPA $34.91 85.9% $3,989 5.7x 5.4x 4.6x 6.3x 6.0x 5.4x 20.5x 17.9x 13.4x 2.56x 2.37x 2.09x NEXON Co., Ltd. Japan TSE 15.09 81.1 3,934 7.8 9.1 6.3 8.9 10.0 6.5 8.9 10.0 6.5 2.35 2.41 2.31 DeNA Co., Ltd. Japan TSE 32.71 95.0 3,400 10.5 9.8 6.9 11.9 11.6 10.3 15.0 14.6 12.6 2.60 2.54 2.36 Take-Two Interactive Software Inc. United States NasdaqGS 48.03 96.9 3,170 30.5 15.3 8.3 42.6 16.9 8.5 42.6 16.9 8.5 2.08 1.88 1.54 Square Enix Holdings Co., Ltd. Japan TSE 25.78 79.7 2,149 7.7 5.9 5.0 9.6 7.0 6.0 9.6 7.0 6.0 1.02 0.99 0.99 Zynga, Inc. United States NasdaqGS 2.80 93.0 1,649 NM NM NM NM NM NM NM NM NM 2.24 2.21 2.01 GungHo Online Entertainment, Inc. Japan TSE 2.38 65.5 1,430 3.1 3.3 4.1 3.1 3.4 3.9 3.2 3.4 3.9 1.30 1.39 1.60 IGG Inc. Singapore SEHK 0.81 96.3 959 18.0 12.5 9.9 18.7 12.9 10.5 18.8 13.0 10.5 4.27 3.27 2.78 Gree, Inc. Japan TSE 5.42 89.4 397 3.3 3.3 4.2 3.5 3.6 4.6 3.7 NA NA 0.67 0.68 0.79 Glu Mobile, Inc. United States NasdaqGS 2.36 60.2 168 NM NM NM NM NM NM NM NM NM 0.78 0.83 0.76 Group Median 7.7x 7.5x 5.7x 9.2x 8.5x 6.2x 12.3x 13.0x 8.5x 2.16x 2.05x 1.81x Aggregate Mean 9.9x 8.1x 7.0x 11.5x 7.9x 9.4x 13.6x 9.8x 8.0x 2.26x 2.08x 1.79x Aggregate Median 7.7x 7.0x 6.5x 9.2x 7.0x 6.4x 12.3x 10.8x 8.0x 2.24x 2.05x 1.69x Projections adjusted to December year end LTM = Latest Twelve Months Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EBITA = Earnings Before Interest, Taxes, and Amortization EBIT = Earnings Before Interest and Taxes Source: Bloomberg, Capital IQ, company filings

19 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – China Gaming Transactions Source: Capital IQ, company filings, press releases Selected M&A Transactions Analysis - China Gaming Transactions ($ in millions) Announced Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA LTM EBIT EBITDA Margin EV / EBITDA EV / EBIT EV / Revenue 09/04/2016 Shanghai Jiguang Network Technology Co., Ltd. Develops web based gaming products Zhongnan Red Culture Group Co., Ltd. (SZSE:002445) $111.4 $8.1 N/A N/A N/A N/A N/A 13.76x 07/28/2016 Dazzle Interactive Network Technologies Co., Ltd. Owns and operates online gaming platforms such as Chinagames and e-Game Besttone Holding Co.,Ltd. (SHSE:600640) $253.9 $99.8 N/A N/A N/A N/A N/A 2.55x 03/01/2016 Shanghai Snowfish Tech Co., Ltd. Develops mobile games and operates a mobile gaming platform Allwin Telecommunication Co., Ltd. (SZSE:002231) $284.6 $36.4 N/A $16.8 N/A N/A 16.9x 7.81x 11/03/2015 Hangzhou Joyreach Network Technology Co., Ltd. Owns and develops mobile games Meisheng Cultural & Creative Corp., Ltd. (SZSE:002699) $146.8 $7.4 N/A $1.4 N/A N/A NM 19.96x 9/24/2015 Guangzhou Chuangsi Information Technology Limited Develops Web games, including Lie Yan Anhui Deli Household Glass Co., Ltd. (SZSE:002571) $393.5 $131.6 N/A $27.5 N/A N/A 14.3x 2.99x 06/13/2015 iDreamSky Technology Limited Licenses and operates single player mobile games and mobile online games in China. Chairman; Tencent Holdings Limited (SEHK:700); Legend Capital; Prometheus Capital $592.9 $241.5 $39.2 $31.1 16.2% 15.1x 19.1x 2.46x 05/30/2015 Taomee Holdings Ltd. Operates as a children’s entertainment and media company in China Founders; Orient Securities Co., Ltd. $60.9 $35.6 N/A N/A N/A N/A N/A 1.71x 05/18/2015 China Mobile Games and Entertainment Group Limited Develops, operates, and publishes mobile games primarily in China Orient Hongtai Zhihe (Beijing); ChangJiang Growth Capital Investment Co., Ltd; Beijing HT Capital Investment Management Co., Ltd. $650.1 $240.4 $51.1 $38.6 21.2% 12.7x 16.8x 2.70x 12/31/2014 Perfect World Co., Ltd. Engages in the research, development, operation, and licensing of online games primarily in China Chairman $662.3 $619.2 $112.5 $76.7 18.2% 5.9x 8.6x 1.07x 12/1/2014 Shanghai The Dream Network Technology Co. Ltd. Provides Web, social and mobile Internet games, and various cross platform gaming services Fuchun Communications Co., Ltd. (SZSE:300299) $493.5 $19.4 N/A N/A N/A N/A N/A 25.45x 12/18/2014 Kingworld (Beijing) Technology Co., Ltd. Develops online games New Sports Group Limited (SEHK:299) $156.1 $5.5 N/A N/A N/A N/A N/A 28.16x 8/13/2014 Shanghai Douwan Network Technology Co., Ltd. Develops and operates web games and mobile games Cultural Investment Holdings Co., Ltd. (SHSE:600715) $232.0 $13.4 N/A $10.0 N/A N/A 23.3x 17.27x 5/22/2014 Beijing Elex Technology Co., Ltd. Provides interactive entertainment and Internet Services Chinese Universe Publishing and Media Co.,Ltd. (SHSE:600373) $426.6 $991.7 N/A $13.0 N/A N/A 32.7x 0.43x 01/17/2014 Shanghai T2 Entertainment Co., Ltd. Offers online gaming activities and also develops computer gaming software Zhejiang Century Huatong Group Co., Ltd. (SZSE:002602) $159.6 $32.3 N/A $11.4 N/A N/A 14.0x 4.94x 11/25/2013 Giant Interactive Group, Inc. Engages in the research and development, and maintenance of online games in China Management; Baring Private Equity Asia; Hony Capital (Beijing) Co., Ltd. $2,368.3 $380.4 $248.8 $239.5 65.4% 9.5x 9.9x 6.23x 8/31/2013 Sanqi Interactive Entertainment (Shanghai) Technology Co., Ltd. Offers Web game development operations Wuhu Shunrong Sanqi Interactive Entertainment Network Technology Co., Ltd. (SZSE:002555) $1,435.0 N/A N/A N/A N/A N/A N/A N/A 7/22/2013 Guangzhou Yin Han Technology Company Limited Develops and distributes mobile games Huayi Brothers Media Corporation (SZSE:300027) $212.7 N/A N/A N/A N/A N/A N/A N/A 10/25/2012 Beijing Manyougu Information Technology Co., Ltd Develops and operates web games in China Chengdu B-ray Media Co.,Ltd. (SHSE:600880) $237.0 $33.9 N/A N/A N/A N/A N/A 6.99x China Mean 10.8x 17.3x 9.03x China Median 11.1x 16.8x 5.58x Aggregate Mean 15.5x 15.5x 6.18x Aggregate Median 12.7x 14.8x 3.73x

20 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – International Gaming Transactions Source: Capital IQ, company filings, press releases Selected M&A Transactions Analysis - International Gaming Transactions ($ in millions) Announced Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA LTM EBIT EBITDA Margin EV / EBITDA EV / EBIT EV / Revenue 09/30/2016 Pixonic LLC Develops, publishes, and markets mobile and social games Mail.Ru Group Limited (LSE:MAIL) $30.0 $7.3 N/A N/A N/A N/A N/A 4.11x 05/24/2016 Quickspin AB Operates a games studio developing video slots to play social and online gambling market Playtech plc (LSE:PTEC) $55.8 $6.7 $2.3 N/A 35.0% 23.8x N/A 8.33x 03/30/2016 Eighting Co., Ltd. Develops and sells game software and home game consoles in Japan and internationally Colopl, Inc. (TSE:3668) $12.3 $15.0 N/A N/A N/A N/A N/A 0.82x 03/22/2016 Bigpoint GmbH Develops online games YOUSU GmbH $89.7 $67.6 N/A N/A N/A N/A N/A 1.33x 02/18/2016 GameLoft S.E. (UNQ:GFT) Creates and publishes downloadable video games for mobile phones, touch tablets, set-top boxes, and smart TVs worldwide Vivendi SA (ENXTPA:VIV) $722.3 $287.0 $16.0 N/A 5.6% 45.2x N/A 2.52x 11/2/2015 King Digital Entertainment plc Produces and distributes digital games on multiple platforms in the United States, the United Kingdom, Germany, and internationally Activision Blizzard, Inc. (NasdaqGS:ATVI) $4,910.8 $2,104.3 $725.7 $712.1 34.5% 6.8x 6.9x 2.33x 7/31/2015 InfiApps Limited Develops mobile games Stride Gaming plc (AIM:STR) $39.2 $13.7 N/A $3.6 N/A N/A 10.9x 2.86x 3/13/2015 G-MODE Corporation Plans, develops, and licenses casual games for mobile phones Marvelous Inc. (TSE:7844) $20.6 $8.9 N/A $2.5 N/A N/A 8.2x 2.33x 12/4/2014 Sky Betting and Gaming Provides online betting services CVC Capital Partners Limited $1,367.8 $286.1 $81.8 $89.6 28.6% 16.7x 15.3x 4.78x 11/12/2014 Big Fish Games, Inc. Produces and distributes paid, casual free-to-play, and casino-style games for PCs and mobile devices worldwide Churchill Downs Incorporated (NasdaqGS:CHDN) $835.0 $308.4 $44.8 $36.8 14.5% 18.6x 22.7x 2.71x 10/14/2014 Diwip Ltd. Develops social online games for customers worldwide Tangelo Games Corp. (TSXV:GEL) $105.2 $28.4 $14.7 N/A 51.9% 7.2x N/A 3.71x 9/15/2014 Mojang AB Develops games Microsoft Corporation (NasdaqGS:MSFT) $2,500.0 $326.0 N/A N/A N/A N/A N/A 7.67x 8/21/2014 Supercell Oy Develops mobile games for tablets and smartphones SoftBank Group Corp. (TSE:9984) $3,373.9 $901.1 $326.4 N/A 36.2% 10.3x N/A 3.74x 6/30/2014 Digital Extremes Ltd. Develops video games Perfect Online Holding Limited; Sumpo Food Holdings Limited (nka:Leyou Technologies Holdings Limited (SEHK:1089)) $120.0 $25.6 N/A $5.8 N/A N/A 20.8x 4.68x 1/13/2014 Amaya Group Holdings (IOM) Limited Operates gaming, and related businesses and brands Amaya, Inc. (TSX:AYA) $5,211.6 $1,133.4 $420.0 $430.0 37.1% 12.4x 12.1x 4.60x 10/1/2012 gloops, Inc. Develops and operates social games NEXON Co., Ltd. (TSE:3659) $467.6 $304.3 N/A $75.0 N/A N/A 6.2x 1.54x 3/15/2012 NDS Group Holdings Limited Develops and provides solutions for the pay television industry in the United Kingdom Scientific-Atlanta, LLC $5,005.0 $989.4 $283.1 $258.7 28.6% 17.7x 19.3x 5.06x 2/15/2012 Ntreev Soft Co., Ltd. Develops and publishes games NCsoft Corporation (KOSE:A036570) $126.5 $48.7 N/A N/A N/A N/A N/A 2.60x Intl. Mean 17.6x 13.6x 3.65x Intl. Median 16.7x 12.1x 3.29x Aggregate Gaming Mean 15.5x 15.5x 6.18x Aggregate Gaming Median 12.7x 14.8x 3.73x

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

Metric	Enterprise Valuation Multiples: Public Company Range			Public Company Median	Transaction Median	Valuation Summary: Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / 2016 EBITDA	2.8x	-	15.3x	7.0x	NA	5.50x	-	7.00x	¥172,386	¥948,122	-	¥1,206,701
EV / 2017 EBITDA	2.6x	-	13.2x	6.5x	NA	4.50x	-	5.50x	¥217,389	¥978,251	-	¥1,195,640
						Concluded Enterprise Value Range				¥963,200	-	¥1,201,200
						Implied Per ADS Range (RMB)				$7.10	-	$7.81
										Implied Multiples		
EV / LTM EBITDA	2.4x	-	30.5x	7.7x	12.7x				¥165,551	5.8x	-	7.3x
EV / LTM EBITA	2.7x	-	42.6x	9.2x	NA				¥148,508	6.5x	-	8.1x
EV / 2016 EBITA	0.9x	-	16.9x	7.0x	NA				¥151,125	6.4x	-	7.9x
EV / 2017 EBITA	0.7x	-	47.7x	6.4x	NA				¥200,788	4.8x	-	6.0x
EV / LTM EBIT	3.2x	-	42.6x	12.3x	14.8x				¥128,646	7.5x	-	9.3x
EV / 2016 EBIT	1.0x	-	17.9x	10.8x	NA				¥132,088	7.3x	-	9.1x
EV / 2017 EBIT	0.8x	-	16.3x	8.0x	NA				¥176,464	5.5x	-	6.8x
EV / LTM Revenue	0.17x	-	5.33x	2.24x	3.73x				¥1,164,708	0.83x	-	1.03x
EV / 2016 Revenue	0.16x	-	4.91x	2.05x	NA				¥1,092,766	0.88x	-	1.10x
EV / 2017 Revenue	0.15x	-	3.85x	1.69x	NA				¥1,034,700	0.93x	-	1.16x

Note: Balance sheet data and LTM as of June 30, 2016. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

21

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

Assumptions, Qualifications, and Limiting Conditions

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company's and the Special Committee's consent:

- Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information (or assume any responsibility or liability for independently verifying such information);
- Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
- Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
- Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the representations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter, are complete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
- Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations required to be performed by such party;
- Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
- Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
- Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and
- Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

CONFIDENTIAL

23

DUFF&PHELPS

24 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation .

25 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated October 26 , 2015 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

27 CONFIDENTIAL Summary of Premiums Paid Note: Excludes negative premiums. Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 - November 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 478 41.8 44.0 45.4 70.1 Overall Median 23.9 26.4 27.9 77.7 Chinese Companies Mean 91 39.8 41.8 45.9 65.8 Chinese Companies Median 23.5 29.8 28.3 68.3 US-Listed Chinese Companies Mean 71 37.3 40.1 44.6 64.8 US-Listed Chinese Companies Median 23.5 29.8 28.9 66.7 KongZhong Corporation 17.8 20.0 28.8 82.7 Premiums Paid Analysis - Gaming and Entertainment Software Change of Control Transactions Transactions announced, closed, or effective from January 2012 - November 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 35 36.1 36.0 38.7 47.7 Overall Industry Median 26.0 27.7 24.5 55.7 Chinese Companies Mean 10 20.6 24.3 33.4 61.5 Chinese Companies Median 22.1 27.6 24.6 60.3 KongZhong Corporation 17.8 20.0 28.8 82.7